Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

1.   The name of the Corporation is O'Reilly Automotive, Inc.

2. An amendment to the Corporation's Restated Articles of Incorporation was adopted by the shareholders at a meeting duly held on May 4, 1999.

3. Section (a) of Article III of the Corporation's Restated Articles of Incorporation is deleted in its entirety, and the following is inserted in its place:

                                   ARTICLE III

     The aggregate number, class and par value of shares which the corporation shall have the authority to issue shall be ninety million (90,000,000) shares of common stock, par value $.01 per share and five million (5,000,000) shares of preferred stock, par value $.01 per share.

4. Of the 21,376,421 shares outstanding, all of such shares were entitled to vote on such amendment.

5.   The number of shares voted for and against the amendment was as follows:

          16,122,317 shares voted for the amendment 1,080,310 shares voted against the amendment 28,027 shares abstained from voting

6. The amendment changed the number of authorized shares having a par value, and the amount in dollars of authorized shares having a par value as changed is $950,000.

     The amendment did not change the number of authorized shares without par value.

7. The amendment does not provide for an exchange, reclassification or cancellation of issued shares, or a reduction of the number of authorized shares of any class.

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
      Exhibit 3.3 - RESTATED ARTICLES OF INCORPORATION, AS AMENDED (cont.)


         IN WITNESS WHEREOF, the undersigned, James R. Batten, has executed this instrument and its Secretary has affixed its corporate seal hereto and attested said seal as of the 20th day of July, 1999.


                                           O'REILLY AUTOMOTIVE, INC.
CORPORATE SEAL

                                           By:     /s/ James R. Batten
                                           -------------------------------------
                                           Title:  Vice-President of Finance/CFO

ATTEST:


/s/ Tricia Headley, Secretary
-----------------------------

STATE OF MISSOURI )
                  ) SS
COUNTY OF GREENE  )

         I, Cynthia L. Bennett, a Notary Public, do hereby certify that on this 20th day of July, 1999, personally appeared before me James R. Batten, who being by me first duly sworn, declared that he is the Vice-President of Finance and CFO of O'Reilly Automotive, Inc., that he signed the foregoing document as Vice-President of the Corporation, and that the statements therein contained are true.



                                          /s/ Cynthia L. Bennett
                                          --------------------------------------
                                          Notary Public

My commission expires:
January 28, 2003


(Attachment)

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
      Exhibit 3.3 - RESTATED ARTICLES OF INCORPORATION, AS AMENDED (cont.)

                                    RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                            O'REILLY AUTOMOTIVE, INC.

         Pursuant to the provisions of the General and Business Corporation Law of Missouri, we, the undersigned officers of O'Reilly Automotive, Inc., hereby execute the following Restated Articles of Incorporation of said corporation and state that the Restated Articles of Incorporation set forth below have been adopted by action duly taken pursuant to Section 351.106, R.S.Mo. 1986, as amended (by the vote in favor thereof by a majority of the outstanding shares entitled to vote). The original Articles of Incorporation of the corporation were filed in the office of the Missouri Secretary of State on August 15, 1957. The name under which the corporation was originally organized was Springfield Supply and Motor Parts, Inc. The incorporators of the corporation and the place of residence of each at the time of incorporation were George N. Lockridge, 6617 Wenonga Terrace, Kansas City, Missouri; Russell W. Baker, 417 West 59th Terrace, Kansas City, Missouri; and Daniel McDonald, 5441 Chadwick, Kansas City, Kansas. These Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation of the corporation as heretofore amended, and supersede the original Articles of Incorporation and all amendments thereto.

                                    ARTICLE I

     The name of this corporation is "O'Reilly Automotive, Inc."

                                   ARTICLE II

     The address of the corporation's registered office in the State of Missouri is 233 South Patterson, Box 1156, Springfield, Missouri, 65805 and the name of its registered agent is C. H. O'Reilly.

                                   ARTICLE III

     (a) The aggregate number, class, and par value of shares which the corporation shall have the authority to issue shall be thirty-five million (35,000,000) shares, which shall include thirty million (30,000,000) shares of common stock having a par value of one cent ($.01) per share and five million (5,000,000) shares of preferred stock having a par value of one cent ($.01) per share.

     (b) Upon the effectiveness of this Amendment to the Articles of Incorporation, and without any further action on the part of the corporation or its shareholders, each share of common stock, par value $0.50 per share, then issued and outstanding shall be changed and reclassified into 120.15353 fully paid and non-assessable shares of common stock, par value $0.01 per share, and holders of shares of common stock, par value $0.50, shall for all purposes be deemed holders of the number of shares of common stock, par value $0.01 per share, into which such shares shall have been changed and reclassified; provided, that no fractional shares of common stock, par value 0.01 per share, shall be issued pursuant to such change, and an amount of cash equal to the value of any fractional interest created thereby, based upon a valuation of $15.00 per share, shall be paid to a shareholder in lieu thereof. To reflect the change and reclassification provided above, each certificate representing shares of common stock, par value $0.50 per share, theretofore issued and outstanding shall, as soon as practicable after the effective date of this Amendment, be surrendered to the corporation, which as soon as practicable thereafter shall issue a new certificate representing the number of whole shares of common stock, par value $0.01 per share, equal to 120.15353 times the number of shares theretofore held.

     (c) The voting power of the corporation shall be vested in the holders of the common stock, who shall be entitled to one vote per share of common stock on all matters to be voted on by the shareholders, except to the extent voting rights are determined for holders of preferred stock by the Board of Directors in accordance with part (e) of this Article III.

     (d) The Board of Directors may cause shares of preferred stock to issued from time to time, in one or more series and for such consideration (not less than the par value of such shares to be so issued) as the Board of Directors may determine from time to time.

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
      Exhibit 3.3 - RESTATED ARTICLES OF INCORPORATION, AS AMENDED (cont.)

     (e) The Board of Directors shall determine the relative rights, preferences, and limitations of each series of preferred stock established pursuant to part (d) of this Article III, including, but not limited to, the following: O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES Exhibit 3.3 - AMENDMENT OF ARTICLES OF INCORPORATION (cont.) RESTATED ARTICLES OF INCORPORATION

          (i) the number of shares constituting that series and its distinctive designation;

          (ii) the dividend rate whether dividends shall be cumulative, and, if so, from which date or dates and the relative rights of priority, if any, of the payment of dividends on shares of that series;

          (iii) whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion privileges, including the designation of the securities into which such series may be converted, the conversion rate, and provisions for adjustment of the conversion rate upon the occurrence of such events as the Board of Directors shall determine;

          (v) whether or not the shares of the series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (vi) whether the corporation shall establish a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

          (vii) the rights of the shares of that series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series.

     (f) No holder of any share of stock or other security of the corporation, either now or hereafter authorized or issued, shall have any preferential or preemptive right to acquire additional shares of stock or any other security of the corporation other than such, if any, as the Board of Directors may in its discretion from time to time determine pursuant to the authority conferred by these Articles of Incorporation of the corporation.

     (g) There shall be no right to cumulative voting in the election of directors.

     (h) Except as otherwise required by The General and Business Corporation Law of Missouri, whenever the holders of shares of stock of the corporation shall be entitled to vote as a class with respect to any matter, the affirmative vote of a majority of the outstanding shares of such class shall be required to constitute the act of such class.

                                   ARTICLE IV

     The number of directors of the corporation shall be that number that is fixed by, or in the manner provided in, the Bylaws of the corporation; provided, however, that the number of directors of the corporation shall not be less than three. Any changes in the number of directors shall be reported to the Missouri Secretary of State within thirty (30) calendar days of such change. Directors need not be shareholders of the corporation. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, which shall be designated Class I, Class II and Class III. The term of office the initial Class I directors shall expire at the annual meeting of shareholders held in 1994; the term of office of the initial Class II directors shall expire at the annual meeting of shareholders held in 1995; and the term of office of the initial Class III directors shall expire at the annual meeting of shareholders held in 1996. At each annual meeting of shareholders held after 1993, the directors elected to succeed those whose terms then expire shall be elected for a term of three (3) years expiring at the third succeeding annual meeting thereafter. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the classes so that the number of directors in each class remains as nearly equal as possible. As used in these Articles of Incorporation, the term "entire Board of Directors" means the directors comprising all three classes into which the Board of Directors has been so divided. Subject to the rights, if any, of the holders of any class of capital stock of the corporation other than common stock then outstanding, any vacancies in the Board of Directors that occur for any reason prior to the expiration of the term of office of the class in which the vacancy occurs, including vacancies that occur by reason of an increase in the number of directors, shall be filled only by the Board of Directors of the corporation, acting by the affirmative vote of a majority of the remaining directors then in office (even if less than a quorum).

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
      Exhibit 3.3 - RESTATED ARTICLES OF INCORPORATION, AS AMENDED (cont.)

                                    ARTICLE V

     The corporation shall continue in perpetual existence or until dissolved and liquidated according to law.

                                   ARTICLE VI

     The corporation is formed for the following purposes and shall have the following powers:

     (a) to distribute and sell automotive aftermarket parts, products, tools, supplies, equipment, and accessories (collectively, "Automotive Products") to all segments of the marketplace, including, without limitation, mechanics, automobile repair shops, automobile dealers, fleet owners, mass and general merchandisers, retail and all other consumers of Automotive Products, and in furtherance thereof, to operate retail stores selling Automotive Products to the public, and to do all things necessary or desirable in furtherance of the foregoing activities; and

     (b) to do all other things permitted of corporations pursuant to the provisions of The General and Business Corporation Law of Missouri, as amended from time to time.

                                   ARTICLE VII

     A special meeting of the shareholders may be called only by: (i) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors; (ii) the Chief Executive Officer of the corporation; or (iii) the Chief Operating Officer of the corporation. At such special meeting of shareholders, only such business shall be conducted, and only such proposals shall be acted upon, as were specified in the notice thereof.

                                  ARTICLE VIII

     The provisions of Section 351.407 or any other section of The General and Business Corporation Law of Missouri limiting the voting rights of control shares of public corporations that are acquired in a control share acquisition shall not apply to control share acquisitions of shares of the corporation.

                                   ARTICLE IX

     (a) The corporation may indemnify any person (other than a party plaintiff suing on his own behalf or in the right of the corporation) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Indemnification under this part (a) of Article IX shall be mandatory with respect to any action taken by a person in such person's capacity as a director of this corporation that would otherwise be indemnifiable under this part (a) at the discretion of this corporation.

     (b) The corporation may indemnify any person (other than a party plaintiff suing on such person's own behalf or in right of the corporation) who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
      Exhibit 3.3 - RESTATED ARTICLES OF INCORPORATION, AS AMENDED (cont.)

the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The indemnification permitted under this part
(b) of Article IX shall be mandatory with respect to any action taken by a person in such person's capacity as a director of this corporation that would otherwise be indemnifiable under this part (b) at the discretion of the corporation.

     (c) To the extent that an officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in parts (a) and (b) of this Article IX, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the action, suit, or proceeding.

     (d) Subject to any applicable court order, any indemnification of a director required under part (a) or part (b) of this Article IX shall be made by the corporation unless a determination is made reasonably and promptly that indemnification of said director is not proper under the circumstances because he has not met the applicable standard of conduct set forth in or established pursuant to this Article IX. Subject to any applicable court order, any indemnification of an officer, employee, or agent of the corporation authorized under part (a) or part (b) of this Article IX shall be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because such person has met the applicable standard of conduct set forth in or established pursuant to this Article IX. Any such determination with respect to indemnification of a director, officer, employee, or agent shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by majority vote of the shareholders; provided that no such determination shall preclude an action brought in an appropriate court to challenge such determination.

     (e) Expenses incurred by a person who is or was a director of the corporation in defending a civil or criminal action, suit, or proceeding shall be paid by the corporation in advance of the final disposition of an action, suit, or proceeding, and expenses incurred by a person who is or was an officer, employee, or agent of the corporation in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by or at the direction of the Board of Directors, in either case upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in or pursuant to this Article.

     (f) The indemnification provided by this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled, whether under any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

     (g) Without limiting the other provisions of this Article IX, the corporation is authorized from time to time, without further action by the shareholders of the corporation, to enter into agreements with any director, officer, employee or agent of the corporation providing such rights of indemnification as the corporation may deem appropriate, up to the maximum extent permitted by law. Any agreement entered into by the corporation with a director may be authorized by the other directors, and such authorization shall not be invalid on the basis that different of similar agreements may have been or may thereafter be entered into with other directors.

     (h) Except as may otherwise be permitted by law, no person shall be indemnified pursuant to this Article IX (including, without limitation, pursuant to any agreement entered into pursuant to part (g) of this Article IX) from or on account of such person's conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The corporation may (but need not) adopt a more restrictive standard of conduct with respect to the indemnification of any employee or agent of the corporation.

     (i)The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who is or was otherwise serving on behalf or at the request of the corporation as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), against any claim, liability or expense asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article IX.

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
      Exhibit 3.3 - RESTATED ARTICLES OF INCORPORATION, AS AMENDED (cont.)

     (j) For the purposes of this Article IX:

          (i) Any director of the corporation who shall serve as a director, officer, or employee of any other corporation, partnership, joint venture, trust, or other enterprise of which the corporation, directly or indirectly, is or was the owner of 20% or more of either the outstanding equity interests or the outstanding voting stock (or comparable interests), shall be deemed to be so serving at the request of the corporation, unless the Board of Directors of the corporation shall determine otherwise. In all other instances where any person shall serve as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise of which the corporation is or was a shareholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as a director, officer, employee, or agent at the request of the corporation, the Board of Directors of the corporation may determine whether such service is or was at the request of the corporation, and it shall not be necessary to show any actual or prior request for such service.

          (ii) References to a corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee, or agent of a constituent corporation or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would if he or she had served the resulting or surviving corporation in the same capacity.

          (iii) The term "other enterprise" shall include, without limitation, employee benefit plans and voting or taking action with respect to stock or other assets therein; the term "serving at the request of the corporation" shall include, without limitation, any service as a director, officer, employee, or agent of the corporation which imposes duties on or involves services by , a director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have satisfied any standard of care required by or pursuant to this Article IX in connection with such plan; and the term "fines" shall include, without limitation, any excise taxes assessed on a person with respect to an employee benefit plan and shall also include any damages (including treble damages) and any other civil penalties.

     (k) Any indemnification rights provided pursuant to this Article IX shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Notwithstanding any other provision in these Articles of Incorporation, any indemnification rights arising under or granted pursuant to this Article IX shall survive the amendment or repeal of this Article IX with respect to any acts or omissions occurring prior to the effective time of such amendment or repeal and persons to whom such indemnification rights are given shall be entitled to rely upon such indemnification rights with respect to such acts or omissions as a binding contract with the corporation.

     (l) It is the intention of the corporation to limit the liability to the directors of the corporation, in their capacity as such, whether to the corporation, its shareholders or otherwise, to the fullest extent permitted by law. Consequently, should The General and Business Corporation Law of Missouri or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the directors of the corporation shall be so eliminated or limited to the greatest possible extent without the need for amendment of this Article IX or further action on the part of the Board of Directors or shareholders of the corporation.

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
      Exhibit 3.3 - RESTATED ARTICLES OF INCORPORATION, AS AMENDED (cont.)

                                    ARTICLE X

     The Board of Directors shall have power to adopt, repeal, or amend the By-laws of this corporation and to adopt new or additional By-laws, subject however, to the paramount right of the holders or common stock to limit or divest such power of the Board of Directors, to such extent and for such periods as the holders of common stock at any regular or special meeting shall determine.

IN WITNESS WHEREOF, the undersigned, David O'Reilly, Vice President, and Ann Drennan, Secretary, of the corporation, have executed these Restated Articles of Incorporation on behalf of the Corporation this 26th day of February, 1993.

                                    O'REILLY AUTOMOTIVE, INC.


                                  By: /s/ David O'Reilly
                                      ------------------------------------------
                                      Vice President and Chief Executive Officer

                                  By: /s/ Ann Drennan
                                      ------------------------------------------
                                      Secretary

STATE OF MISSOURI     )
                      )   SS.
COUNTY OF GREENE      )

     I, Patricia M. Headley, a notary public, do hereby certify that on this 26th day of February, 1993, personally appeared before me David O'Reilly and Ann Drennan, who being by me first duly sworn, declared that they are the persons who signed the foregoing document as officers of the corporation named therein and the statements therein contained are true.


                                       /s/ Patricia M. Headley
                                       -----------------------------------------
                                       Notary Public


My Commission Expires:
January 3, 1995


(Filed and Certificate Issued Mar. 1, 1993)









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